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                                                                    Exhibit 13.4

                       ORGANIZATIONAL EXPENSES AGREEMENT


          CFS INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), and CALAMOS ASSET MANAGEMENT, INC., an Illinois corporation ("CAM"), in consideration for the engagement by CAM as the investment advisor for the series of the Trust designated Calamos Strategic Income Fund and Calamos Growth Fund pursuant to a separate agreement, agree:

     1. Advancement of Expenses. CAM shall pay all of the organizational expenses of the Calamos Strategic Income Fund and Calamos Growth Fund series of the Trust, including but not limited to initial franchise taxes, registration fees and fees for services rendered prior to commencement of the initial public offering of shares of each such series, subject to the right to be reimbursed pursuant to paragraph 2.

     2. Reimbursement and Amortization of Expenses. As to each Fund, the Trust shall amortize the organizational expenses on a straight line basis from the time the Fund's total assets first reach $2.5 million until five years from the commencement of the initial public offering of each Fund, and the Trust shall reimburse CAM during the period of such amortization by paying to CAM on the last business day of each month an amount equal to the organizational expenses amortized by the Trust during that month.

     3. Limitation on Reimbursement. If the total assets of a Fund never reach $2.5 million within five years after commencement of the initial public offering of shares of the Fund, the Trust shall have no obligation to repay any organizational expenses advanced by CAM. If a Fund should be liquidated during such five-year period prior to the complete amortization of all organizational expenses, the Fund shall have no duty to reimburse CAM for organizational expenses unamortized as of the time of liquidation.

     4. Obligation of the Trust. This agreement is executed by an officer of the Trust on behalf of the Trust and not individually, and the obligations of this agreement are binding only upon the assets and property of the series of the Trust designated Calamos Growth Fund and not upon the trustees, officers or shareholders of the Trust individually. The Declaration of Trust under which the Trust was organized and operates is on file with the Secretary of the Commonwealth of Massachusetts.

Dated:  _____________, 1990
                                          CFS INVESTMENT TRUST

                                          By:
                                             ----------------------------
                                              President


                                          CALAMOS ASSET MANAGEMENT, INC.

                                          By:
                                             ----------------------------
                                              President